Exhibit 10.2

Execution Version

SUBORDINATED CREDIT AGREEMENT

by and among

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Agent,

THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,

and

COMTECH TELECOMMUNICATIONS CORP.,
and
THE GUARANTORS THAT ARE PARTIES
FROM TIME TO TIME HERETO

Dated as of October 17, 2024

Page

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1.	Definitions	1
	1.2.	Accounting Terms	32
	1.3.	Construction	32
	1.4.	Time References	33
	1.5.	Schedules and Exhibits	33
	1.6.	Divisions	33
2.	LOANS AND TERMS OF PAYMENT		33
	2.1.	[Reserved]	33
	2.2.	Term Loan	33
	2.3.	Disbursement of Funds	33
	2.4.	Payments; Prepayments	34
	2.5.	Promise to Pay; Promissory Notes	37
	2.6.	Make-Whole Amount; Interest	38
	2.7.	Crediting Payments	38
	2.8.	Designated Account	38
3.	CONDITIONS; TERM OF AGREEMENT		38
	3.1.	Conditions Precedent to the Initial Extension of Credit	38
	3.2.	Maturity	38
	3.3.	Effect of Maturity	38
4.	REPRESENTATIONS AND WARRANTIES		39
	4.1.	Due Organization and Qualification; Subsidiaries	39
	4.2.	Due Authorization; No Conflict	40
	4.3.	Governmental Consents	40
	4.4.	Binding Obligations	40
	4.5.	Title to Assets; No Encumbrances	41
	4.6.	Litigation	41
	4.7.	Compliance with Laws	41
	4.8.	[Reserved]	41
	4.9.	[Reserved]	41
	4.10.	Employee Benefits	41

-i-

(continued)

Page

	4.11.	Environmental Condition	43
	4.12.	Complete Disclosure	43
	4.13.	Patriot Act, etc.	44
	4.14.	Payment of Taxes	44
	4.15.	Margin Stock	44
	4.16.	Governmental Regulation	44
	4.17.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	44
	4.18.	Employee and Labor Matters	45
	4.19.	Leases	45
	4.20.	Material Contracts	45
5.	AFFIRMATIVE COVENANTS		46
	5.1.	Financial Statements, Reports, Certificates	46
	5.2.	Reporting	46
	5.3.	Existence	46
	5.4.	Maintenance of Properties	46
	5.5.	Taxes	46
	5.6.	Insurance	47
	5.7.	[Reserved]	47
	5.8.	Compliance with Laws	47
	5.9.	Environmental. Except as would not, in each case, be material to any Loan Party:	47
	5.10.	Disclosure Updates	48
	5.11.	Additional Guarantors	48
	5.12.	[Reserved]	48
	5.13.	[Reserved]	48
	5.14.	[Reserved]	48
	5.15.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	48
	5.16.	Material Contracts	49
	5.17.	Compliance with ERISA and the IRC	49
6.	NEGATIVE COVENANTS		49
	6.1.	Indebtedness	49

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(continued)

Page

	6.2.	Liens	49
	6.3.	Restrictions on Fundamental Changes	49
	6.4.	Disposal of Assets	50
	6.5.	Nature of Business	50
	6.6.	Prepayments, Payments of Certain Indebtedness and Amendments	50
	6.7.	Restricted Payments	51
	6.8.	Accounting Methods	52
	6.9.	Investments	52
	6.10.	Transactions with Affiliates	53
	6.11.	Use of Proceeds	54
	6.12.	Limitation on Issuance of Equity Interests	54
	6.13.	Inventory with Bailees	54
	6.14.	Sale Leaseback Transactions	54
	6.15.	Employee Benefits	54
	6.16.	Non-Loan Party Subsidiaries	55
	6.17.	Canadian Pension Matters	55
	6.18.	Anti-Layering	55
	6.19.	Tax Classification	55
7.	FINANCIAL COVENANTS		56
8.	EVENTS OF DEFAULT		57
	8.1.	Payments	57
	8.2.	Covenants	57
	8.3.	Judgments	58
	8.4.	Voluntary Bankruptcy	58
	8.5.	Involuntary Bankruptcy	58
	8.6.	[Reserved]	58
	8.7.	Representations	59
	8.8.	Guaranty	59
	8.9.	Defaults Under Other Agreements	59
	8.10.	Loan Documents	59
	8.11.	Change of Control	59
	8.12.	ERISA	59

-iii-

(continued)

Page

	8.13.	[Reserved]	60
	8.14.	Material Contracts	60
	8.15.	Conduct of Business	60
9.	RIGHTS AND REMEDIES		60
	9.1.	Rights and Remedies	60
	9.2.	Remedies Cumulative	61
	9.3.	Curative Equity	61
10.	WAIVERS; INDEMNIFICATION		63
	10.1.	Demand; Protest; etc	63
	10.2.	[Reserved]	63
	10.3.	Indemnification	63
11.	NOTICES		64
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		65
13.	ASSIGNMENTS; SUCCESSORS		67
	13.1.	Assignments	67
	13.2.	Successors	69
14.	AMENDMENTS; WAIVERS		70
	14.1.	Amendments and Waivers	70
	14.2.	Replacement of Certain Lenders	71
	14.3.	No Waivers; Cumulative Remedies	72
15.	AGENT; THE LENDER GROUP		72
	15.1.	Appointment and Authorization of Agent	72
	15.2.	Delegation of Duties	73
	15.3.	Liability of Agent	73
	15.4.	Reliance by Agent	74
	15.5.	Notice of Default or Event of Default	74
	15.6.	Credit Decision	75
	15.7.	Costs and Expenses; Indemnification	75
	15.8.	Agent in Individual Capacity	76
	15.9.	Successor Agent	76
	15.10.	Lender in Individual Capacity	77
	15.11.	Restrictions on Actions by Lenders; Sharing of Payments	77

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(continued)

Page

	15.12.	Payments by Agent to the Lenders	77
	15.13.	Several Obligations; No Liability	78
	15.14.	Erroneous Payments	78
16.	WITHHOLDING TAXES		80
	16.1.	Payments	80
	16.2.	Exemptions	81
	16.3.	Reductions	83
	16.4.	Refunds	83
	16.5.	Administrative Agent	84
17.	GENERAL PROVISIONS		84
	17.1.	Effectiveness	84
	17.2.	Section Headings	84
	17.3.	Interpretation	84
	17.4.	Severability of Provisions	84
	17.5.	[Reserved]	84
	17.6.	Debtor-Creditor Relationship	84
	17.7.	Counterparts; Electronic Execution	85
	17.8.	Revival and Reinstatement of Obligations	85
	17.9.	Confidentiality	86
	17.10.	Survival	87
	17.11.	Patriot Act; Due Diligence	87
	17.12.	Integration	88
	17.13.	UK Loan Party Limitations	88
18.	GUARANTY		88
	18.9.	Waivers	92
19.	SUBORDINATION AGREEMENT		93

-v-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibits T-1 to T-4	Forms of U.S. Tax Compliance Certificates

Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule 3.1	Conditions Precedent
Schedule 5.1	Financial Statements, Reports, Certificates

-vi-

SUBORDINATED CREDIT AGREEMENT

THIS SUBORDINATED CREDIT AGREEMENT, is entered into as of October 17, 2024, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, "Agent"), COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation ("Comtech" or the "Borrower").

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.          Definitions. As used in this Agreement, (x) capitalized terms used herein but not defined herein have the respective meanings ascribed thereto in the Senior Credit Agreement (as defined below) and (y) otherwise the following terms shall have the following definitions:

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a)(ii)(G) of this Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Agent" has the meaning specified therefor in the preamble to this Agreement.

"Agent-Related Persons" means the Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Account" means the deposit account of Agent identified on Schedule A-1 to this Agreement (or such other deposit account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

"Agreement" means this Subordinated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Application Event" means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent (at the direction of the Required Lenders) or the Required Lenders to require that payments be applied pursuant to Section 2.4(b)(iii) of this Agreement.

"Assignee" has the meaning specified therefor in Section 13.1(a) of this Agreement.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement, or such other form acceptable to Agent.

"Authorized Person" means any one of the individuals identified as an officer of the Borrower on Schedule A-2 to this Agreement, as such Schedule is updated from time to time by written notice from Borrower to Agent.

“Average Liquidity" means, with respect to any fiscal quarter, the sum of the aggregate amount of Liquidity for each week in such period (calculated as of the end of each applicable week) divided by the number of weeks in such period.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers or other governing body or Person) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or other governing body or Person).

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" has the meaning specified therefor in the preamble to this Agreement.

"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York or the office of the Agent is authorized or required by law to remain is closed.

"Canadian AML Laws" means Part II.I of the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

"Canadian Defined Benefit Pension Plan" means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

"Canadian Loan Party" means (a) as of the Closing Date, Comtech Satellite Network Technologies Corp. and Comtech Solacom Technologies, Inc. and (b) each other Person organized under the federal, provincial or territorial laws of Canada that becomes a Loan Party after the Closing Date pursuant to Section 5.11 of this Agreement.

"Canadian Pension Benefits Legislation" means the Pension Benefits Act (Ontario), and any Canadian federal, provincial, territorial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

"Canadian Pension Plan" means a pension plan that is subject to the Canadian Pension Benefits Legislation and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by any Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but excludes a statutory benefit plan which any Loan Party is required to participate in or comply with, including the Canada Pension Plan and the Quebec Pension Plan.

"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time and (b) expenditures made during such period to consummate one or more Permitted Acquisitions.

"Capital Lease" means a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is required to be classified and accounted for as capital leases on a balance sheet in accordance with GAAP.

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

"Change of Control" means that:

(a)           any Person, or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Comtech (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Comtech entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Comtech,

(b)           any Person, or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Comtech or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Comtech on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests,

(c)           the Permitted Holders fail to own and control, directly or indirectly, a majority of the outstanding shares of the Specified Preferred Equity,

(d)           a majority of the members of the Board of Directors of Comtech do not constitute Continuing Directors,

(e)           Comtech fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party other than (a) in connection with a sale of all (but not less than all) of the Equity Interests of a Loan Party pursuant to a transaction permitted by Section 6.4 or (b) in connection with an Investment permitted by Section 6.9 in a joint venture or other non-wholly-owned Subsidiary that is or becomes a Loan Party,

(f)           any sale of all or substantially all of the property or assets of Comtech and its Subsidiaries other than in a sale or transfer to another Loan Party, or

(g)           the occurrence of any "Change of Control" (or, in each case, similar event, however denominated) under and as defined in any Specified Preferred Equity Document, any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness in an aggregate amount greater than $10,000,000 of Comtech or any Subsidiaries or any certificate of designations (or other provision of the organizational documents of Comtech) relating to, or any other agreement governing the rights of the holders of, any Disqualified Equity Interests.

"Closing Date" means October 17, 2024.

"Commitment" means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Comtech to Agent.

"Comtech" has the meaning specified therefor in the preamble to this Agreement.

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of this Agreement.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Comtech on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, and (c) any member of the Board of Directors that was nominated by the Permitted Holders pursuant to the terms of the Specified Preferred Equity Documents.

"Curative Equity" means the amount of proceeds received by Comtech from the issuance of Qualified Equity Interests in immediately available funds, which proceeds are designated "Curative Equity" by Borrowers under Section 9.3 of this Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Deposit Account" means any deposit account (as that term is defined in the Code), or any account maintained for the deposit of funds with a Canadian bank, trust company or other financial institution accepting funds for deposit in Canada.

"Designated Account" means the Deposit Account of Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent in the applicable Notice of Borrowing).

“Discharge of Senior Credit Agreement Obligations” shall mean the payment in full in cash of all Senior Credit Agreement Obligations under the Senior Credit Agreement, other than contingent obligations for which no claim has been made, and the termination of all commitments thereunder.

"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to the date that is 91 days after the Maturity Date, other than following the prior payment in full of the Obligations, (c) requires scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that, the Specified Preferred Equity shall not constitute Disqualified Equity Interests.

"Dollars" or "$" means United States dollars.

"Earn-Outs" means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

"EBITDA" has the meaning assigned to the term “EBITDA” in the Senior Credit Agreement, plus any proceeds of Curative Equity (as defined in the Senior Credit Agreement).

"Eligible Transferee" means (a) any Lender, any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $5,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $5,000,000,000; (c) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from or impacting any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, or (b) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code or the PPSA, as applicable).

"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

"Erroneous Payment" has the meaning specified therefor in Section 15.14(a) of this Agreement.

"Erroneous Payment Demand" has the meaning specified therefor in Section 15.14(a) of this Agreement.

"Erroneous Payment Subrogation Rights" has the meaning specified therefor in Section 15.14(d) of this Agreement.

"Event of Default" has the meaning specified therefor in Section 8 of this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Taxes" means (i) any Tax imposed on the net income or net profits of any Recipient (including any branch profits taxes), in each case (a) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient's principal office is located in or (b) that is an Other Connection Tax, (ii) Taxes that would not have been imposed but for a Recipient's failure to comply with the requirements of Section 16.2 or 16.5 of this Agreement, (iii) in the case of a Lender, U.S. federal  withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to applicable law in effect on the date on which (a) such Lender or Agent acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 14.2) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (iv) any U.S. federal withholding taxes imposed under FATCA; and (v) any Canadian federal withholding Taxes imposed as a result of any Lender (a) not dealing at “arm’s length” (within the meaning of the Tax Act) with a Loan Party, (b) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of a Loan Party or not dealing at “arm’s length” with a “specified shareholder” of a Loan Party (in each case within the meaning of the Tax Act) or (c) such Recipient being a “specified entity” as defined in the proposals to amend the Tax Act released on November 28, 2023 (Bill C-59) with respect to “hybrid mismatch arrangements” (or as defined in any substantially similar successor proposals thereto), in respect of a Loan Party, except in the case of clauses (v)(a), (b) and (c) above where any such non-arm’s length, specified non-resident shareholder, specified shareholder or specified entity relationship arises as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Fee Letter" means that certain Fee Letter, dated as of October 14, 2024, among the Borrower and Agent, in form and substance reasonably satisfactory to Agent.

"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Comtech determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

"Fixed Charges" means, with respect to any fiscal period and with respect to Comtech determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period (excluding, for the avoidance of doubt, principal payments relating to the Revolving Loans), (c) all federal, state, provincial, territorial and local income taxes required to be paid during such period (net of tax refunds received in cash to the extent such tax refunds are received in the period in which the applicable cash outlay for such taxes was made), (d) all management, consulting, monitoring, and advisory fees paid to any Permitted Holder or its Affiliates during such period, (e) all Restricted Payments paid during such period in cash, and (f) to the extent not otherwise deducted from EBITDA for such period, all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Pension Plan or for any Withdrawal Liability.

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent (at the direction of the Required Lenders) as if any such Permitted Acquisition occurred on the first day of such Reference Period.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Foreign Subsidiary" means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

"Funded Indebtedness" means, as of any date of determination, with respect to Comtech, determined on a consolidated basis in accordance with GAAP, all Indebtedness for borrowed money or letters of credit, Indebtedness consisting of obligations to pay the deferred purchase price of assets and any earn-out or similar obligations, and Indebtedness consisting of contingent obligations classified as Indebtedness on a balance sheet prepared in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Loans and the amount of their Capitalized Lease Obligations and, unless contested by Comtech or any of its Subsidiaries diligently and in good faith, trade payables outstanding for more than 60 days after the date such payable was due (or, solely for purposes of calculating the Net Leverage Ratio on the Closing Date, more than 90 days after the date such payable was due).

"Funding Date" means the date on which the borrowing occurs.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person, or any other agreement relating to the voting rights or corporate governance of such Person.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantied Obligations" means all of the Obligations now or hereafter existing. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by the Borrower to Agent or any other member of the Lender Group but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving the Borrower or any Guarantor.

"Guarantor" means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a signatory to this Agreement as a "Guarantor, and (b) each other Person that becomes a guarantor of the obligations under the Senior Credit Agreement after the Closing Date pursuant to 5.11 of this Agreement.

"Guaranty" means the guaranty set forth in Article 18 hereof.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Taxes" means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), the Companies’ Creditor Arrangement Act (Canada) or under any other state, provincial, territorial or federal or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Interest Expense" means, for any period, the aggregate of the interest expense of Comtech for such period, determined on a consolidated basis in accordance with GAAP.

"Inventory" means inventory (as that term is defined in the Code or the PPSA, as applicable).

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"Legal Reservations" means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created, (h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions, (i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies, (j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment, (k) similar principles, rights and defenses under the laws of any relevant jurisdiction, (l) the UK Guarantee Limitations and (m) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Loan Documents.

"Lender" has the meaning set forth in the preamble to this Agreement, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and "Lenders" means each of the Lenders or any one or more of them.

"Lender Group" means each of the Lenders and Agent, or any one or more of them.

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of this Agreement.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Liquidity" means, as of any date of determination, the sum of Availability (as defined under the Senior Credit Agreement) and Qualified Cash as of such date.

"Loan Documents" means this Agreement, the Subordination Agreement, any Notice of Borrowing, any note or notes executed by Borrower in connection with this Agreement and payable to any member of the Lender Group, the Fee Letter and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement.

"Loan Party" means the Borrower or any Guarantor.

"Loans" means the Term Loan.

"Make-Whole Amount" means, (i) from the Closing Date through (but not including) the date that is nine months thereafter, the Make-Whole Principal multiplied by 33%, (ii) from the date that is nine months after the Closing Date through (but not including) the date that is the second anniversary of the Closing Date, the Make-Whole Principal multiplied by 50%, (iii) from the second anniversary of the Closing Date and thereafter, the Make-Whole Principal multiplied by 75% plus, in the case of clause (iii), interest accrued on the Make-Whole Principal at the Make-Whole Interest Rate starting on the second anniversary of the Closing Date and calculated as of any such date of determination.

"Make-Whole Interest Rate" means a rate of 16.00% per annum, which shall be increased by 2.00% per annum upon the occurrence and during the continuation of an Event of Default.

"Make-Whole Principal" means the original principal amount (excluding capitalized interest paid-in-kind thereon) of the Term Loans to be repaid or accelerated on such date (not taking into account any purchase discount, original issue discount or upfront fees paid or credited with respect to the Term Loans, expense reimbursements and other fees and expenses, or other amounts customarily excluded therefrom).

"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole or (b) a material impairment of the Loan Parties' and their Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent).

"Material Contract" means, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $50,000,000 or more in any fiscal year, which shall exclude the Senior Credit Agreement and the other “Loan Documents” (as defined in the Senior Credit Agreement).

"Maturity Date" means the date that is 90 days after the Senior Credit Agreement Maturity Date (provided that, if such day is not a Business Day, then on the immediately succeeding Business Day).

"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

"Net Cash Proceeds" means:

(a)           with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve and (v) any required prepayment of Senior Credit Agreement Obligations; and

(b)           with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iii) any required prepayment of Senior Credit Agreement Obligations.

"Net Leverage Ratio" has the meaning assigned to the term “Net Leverage Ratio” in the Senior Credit Agreement.

"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.

"Notice of Borrowing" means a certificate substantially in the form of Exhibit D-1 to this Agreement delivered by an Authorized Person of Comtech to Agent.

"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the insolvency of a Multiemployer Plan within the meaning of Title IV of ERISA, (i) [reserved], (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an "accumulated funding deficiency" within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan, or (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC.

"Obligations" means all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees and expenses (including the fees and expenses to be reimbursed pursuant to Section 15.7 and the Fee Letter and any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) the Make-Whole Amount, (iii) fees and expenses payable under this Agreement or any of the other Loan Documents, and (iv) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2).

"Patriot Act" has the meaning specified therefor in Section 4.13 of this Agreement.

"Payment Recipient" has the meaning specified therefor in Section 15.14(a) of this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

"Permitted Dispositions" means:

(a)           sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b)           sales of Inventory to buyers in the ordinary course of business,

(c)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)           the licensing, on a non-exclusive basis, of Intellectual Property (i) in the ordinary course of business or (ii) consistent with past practice,

(e)           the granting of Permitted Liens,

(f)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)           any involuntary loss, damage or destruction of property,

(h)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)           the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)           the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Comtech to the extent not resulting in a Change of Control,

(k)           (i) the lapse of registered Intellectual Property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business in the sole business judgement of the Loan Parties, or (ii) the abandonment of rights in Intellectual Property (x) in the ordinary course of business, (y) consistent with past practice, or (z) as determined by any Loan Party in its reasonable business judgment, so long as (in each case under clauses (i) and (ii)), such lapse is not materially adverse to the interests of any Loan Party or the Lender Group,

(l)            the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)          the making of Permitted Investments,

(n)           so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,

(o)           dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral (as defined in the Senior Credit Agreement), such replacement property shall constitute Collateral (as defined in the Senior Credit Agreement),

(p)           dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(q)           sale and leaseback transactions permitted by Section 6.14,

(r)           Specified Permitted Dispositions (as defined under the Senior Credit Agreement), so long as (A) such sale or other disposition is on terms, and subject to documentation, reasonably acceptable to Senior Credit Agreement Agent, (B) the Net Cash Proceeds from each such sale or other disposition represent at least 80% of the gross proceeds from each such sale or other disposition and (C) 100% of such Net Cash Proceeds are applied against the outstanding principal amount of the Senior Credit Agreement Obligations in accordance with Section 2.4(f)(ii) of the Senior Credit Agreement, and

(s)           sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (q) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed disposition) would not exceed $2,500,000.

"Permitted Holders" means, collectively, (a) White Hat Capital Partners LP and its Affiliates and (b) Magnetar Capital LLC and its Affiliates.

"Permitted Indebtedness" means:

(a)           Indebtedness in respect of the Obligations,

(b)           Indebtedness existing as of the Closing Date (including in respect of the Senior Credit Agreement) and any Refinancing Indebtedness in respect of such Indebtedness,

(c)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)           Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations so long as the underlying Indebtedness that is being guaranteed is permitted pursuant to the terms hereof; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(f)           unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 91 days after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 91 days after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 91 days after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent (at the direction of the Required Lenders) and is otherwise on terms and conditions (including economic terms and absence of covenants) reasonably satisfactory to Agent (at the direction of the Required Lenders),

(g)           Acquired Indebtedness in an amount not to exceed $6,000,000 outstanding at any one time,

(h)           Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds in an amount not to exceed $258,000,000 in the aggregate,

(i)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)            the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's or such Subsidiary's operations and not for speculative purposes,

(k)           Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,

(l)           unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Comtech that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,200,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent (at the direction of the Required Lenders),

(m)           contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n)           Indebtedness comprising Permitted Investments,

(o)           unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p)           unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent (at the direction of the Required Lenders),

(q)           accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r)           Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $12,000,000 at any time,

(s)           any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $6,000,000 at any one time,

(t)           Indebtedness in respect of the Senior Credit Agreement Obligations.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party (other than a Specified Loan Party), (b) a Specified Loan Party to another Specified Loan Party, (c) a Loan Party (other than a Specified Loan Party) to a Specified Loan Party so long as the aggregate amount of all such loans (by type, not by the borrower) does not exceed $18,000,000; provided that, for the avoidance of doubt, any loans made by a Loan Party (other than a Specified Loan Party) to a Specified Loan Party prior to the Closing Date shall not count towards such permitted amount, (d) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (e) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (f) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $3,000,000 outstanding at any one time; provided that, for the avoidance of doubt, any loans made by a Loan Party to a Subsidiary organized under the laws of England and Wales prior to the Closing Date shall not count towards such permitted amount and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom.

"Permitted Investments" means:

(a)           Investments in cash and Cash Equivalents,

(b)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)           advances made in connection with purchases of goods or services in the ordinary course of business,

(d)           Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)           Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date,

(f)           guarantees permitted under the definition of Permitted Indebtedness,

(g)           Permitted Intercompany Advances,

(h)           Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)            deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)           (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Comtech so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Comtech, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,200,000 at any one time,

(k)           Permitted Acquisitions,

(l)           Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Comtech),

(m)           Investments resulting from entering into (i) Bank Product Agreements (as defined in the Senior Credit Agreement), or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n)           equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)           Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition, and

(p)           so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,200,000 during the term of this Agreement.

"Permitted Liens" means:

(a)           Liens created under the Senior Credit Agreement and the Security Documents (as defined in the Senior Credit Agreement),

(b)           Liens for Taxes that are not yet due or are being contested pursuant to a Permitted Protest,

(c)           judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)           Liens set forth on Schedule P-3 to the Senior Credit Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-3 thereto shall only secure the Indebtedness that it secures on the Senior Credit Agreement Closing Date and any Refinancing Indebtedness in respect thereof,

(e)           the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)           purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)           Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)           Liens on amounts deposited to secure Comtech's and its Subsidiaries' obligations in connection with worker's compensation or other unemployment insurance,

(i)           Liens on amounts deposited to secure Comtech's and its Subsidiaries' obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)           Liens on amounts deposited to secure Comtech's and its Subsidiaries' reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business and permitted under clause (h) of the definition of Permitted Indebtedness so long as such Liens are not "all asset" or "substantially all asset" Liens and remain unperfected,

(k)           with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)           non-exclusive licenses of rights in Intellectual Property, (i) in the ordinary course of business or (ii) consistent with past practice,

(m)           Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)           rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposits and the use of Automated Clearing House transfers in connection therewith (including in respect of ordinary course cash management activities), in each case, in the ordinary course of business,

(o)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)           Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)           Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness so long as such Liens are limited to the assets financed thereby,

(s)           Liens over cash collateral or certificates of deposit, in each case in connection with the cash collateralization of letters of credit permitted under clause (r) of the definition of Permitted Indebtedness, not in excess of 105% of the aggregate face amount of all such letters of credit,

(t)           Liens securing the Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness, and

(u)           Liens granted by a Subsidiary that is not a Loan Party securing an aggregate amount of Indebtedness (for all Subsidiaries that are not Loan Parties, collectively) not to exceed $6,000,000, and which is permitted to be incurred by such Subsidiary under Section 6.1.

"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien, taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations and the Senior Credit Agreement Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $6,000,000.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"PPSA" means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Senior Credit Agreement Agent’s security interests in any Collateral (as defined in the Senior Credit Agreement) are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws as in effect from time to time in such other jurisdiction (including, without limitation, the Civil Code of Québec) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

"Pro Rata Share" means, as of any date of determination, with respect to a Lender's obligation to make all or a portion of the Term Loan, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Term Loan, and with respect to all other computations and other matters related to the Term Loan Commitments or the Term Loan, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender, by (ii) the aggregate Term Loan Exposure of all Lenders, and

"Projections" means Comtech's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Comtech's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Comtech issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof.

"Qualified Equity Interests" means and refers to any Equity Interests issued by Comtech (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

"Real Property" means any estates or interests (other than leasehold interests) in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

"Recipient" means any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)           such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)           if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)           the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)           if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)           if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

"Register" has the meaning set forth in Section 13.1(h) of this Agreement.

"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

"Releases" has the meaning specified therefor in Section 4.11 of this Agreement.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws; provided, that Remedial Action shall not include any actions undertaken in the ordinary course of business to comply with Environmental Laws in the course of daily operations.

"Required Lenders" means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

"Restricted Payment" means (a) any declaration or payment of any dividend (fixed or otherwise) or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests (including, without limitation, common or preferred Equity Interests) issued by Comtech or any of its Subsidiaries (including any payment in connection with any merger, amalgamation or consolidation involving Comtech or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests (including, without limitation, common or preferred Equity Interests) issued by Comtech or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Comtech or any of its Subsidiaries) or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger, amalgamation or consolidation involving Comtech or any of its Subsidiaries) of any Equity Interests (including, without limitation, common or preferred Equity Interests) issued by Comtech or any of its Subsidiaries, (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests (including, without limitation, common or preferred Equity Interests) of Comtech or any of its Subsidiaries now or hereafter outstanding, or (d) the making of any management, advisory or consulting fee to any Affiliate of any Loan Party.

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list, on any list of the federal government of Canada or under the Canadian AML Laws, the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada) as a “designated person”, or “terrorist group" or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty's Treasury of the United Kingdom, (e) the Canadian government, or (f) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code or the PPSA, as applicable).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of June 17, 2024, by and among Comtech Telecommunications Corp., a Delaware corporation, as borrower, the lenders party thereto, Wingspire Capital LLC, as revolving agent, and TCW Asset Management Company LLC, as administrative agent, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time (and if terminated, as in effect immediately prior to such termination).

“Senior Credit Agreement Agent” has the meaning assigned to the term “Agent” in the Senior Credit Agreement.

“Senior Credit Agreement Closing Date” has the meaning assigned to the term “Closing Date” in the Senior Credit Agreement.

“Senior Credit Agreement Maturity Date” has the meaning assigned to the term “Maturity Date” in the Senior Credit Agreement.

“Senior Credit Agreement Obligations” has the meaning assigned to the term “Obligations” in the Senior Credit Agreement.

"Specified Loan Party" means each Loan Party other than a Canadian Loan Party or a US Loan Party.

"Specified Preferred Equity" means the shares of Series B-2 Convertible Preferred Stock of Comtech, par value $0.10 per share, authorized by the Board of Directors of Comtech and initially issued to the Permitted Holders pursuant to the Certificate of Incorporation, the Bylaws and applicable law, including any additional or exchanged shares issued after the Closing Date that are on the same terms and conditions as the Series B-2 Convertible Preferred Stock of Comtech, par value $0.10 per share, in effect on the Closing Date and which do not otherwise breach the terms of the Loan Documents.

"Specified Preferred Equity COD" has the meaning set forth in the definition of Specified Preferred Equity Documents.

"Specified Preferred Equity Documents" means that (a) certain Certificate of Designations with respect to the Series B-2 Convertible Preferred Stock, dated as of October 17, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms therein and herein) (the "Specified Preferred Equity COD"), and (b) that certain Subscription and Exchange Agreement, dated as of October 17, 2024, by and among Comtech and the Investors listed on Exhibit B attached thereto.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement, dated as of October 17, 2024, by and among Agent, Senior Credit Agreement Agent, the Lenders and the Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

"Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder.

"Tax Indemnitee" has the meaning specified therefor in Section 16.1 of this Agreement.

"Tax Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.

"Taxes" means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), fees, assessments or other charges now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, additions to tax, penalties or similar liabilities with respect thereto.

"Term Loan" has the meaning specified therefor in Section 2.2(a).

"Term Loan Amount" means $25,000,000.

"Term Loan Commitment" means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Term Loan Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

"Term Loan Exposure" means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender's Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

"Term Loan Lender" means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.

"TTM EBITDA" means, as of any date of determination, EBITDA of Comtech, determined on a consolidated basis, for the 12 month period most recently ended.

"UK" and "United Kingdom" mean the United Kingdom of Great Britain and Northern Ireland.

"UK Guarantee Limitations" means the UK Loan Party limitations set out in Section 17.13 of this Agreement.

"Unfinanced Capital Expenditures" means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

"United States" means the United States of America.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the IRC.

"US Loan Party" means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of this Agreement.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2.           Accounting Terms. Except as otherwise expressly provided herein, all accounting and financial terms not specifically defined herein shall be construed in accordance with GAAP, as in effect from time to time; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Comtech" is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to (i) any election under the Statement of Financial Accounting Standards Board's Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board's Accounting Standards Codification 470-20 (or any similar accounting principle having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or its Subsidiaries or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document, including negative covenants, financial covenants and component definitions, as a result of such changes in GAAP after the Closing Date, and (c) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.           Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Loans, together with the payment of the Make-Whole Amount and (ii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, and (b) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.4.           Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.5.           Schedules and Exhibits. All of the schedules and exhibits attached to the Senior Credit Agreement as of the Senior Credit Agreement Closing Date shall be deemed incorporated herein by reference unless otherwise provided for herein.

1.6.           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.	LOANS AND TERMS OF PAYMENT.

2.1.           [Reserved].

2.2.           Term Loan.

(a)           Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan") to Borrower in an amount equal to the lesser of (i) such Lender's Term Loan Commitment, and (ii) such Lender's Pro Rata Share of the Term Loan Amount.

(b)           The outstanding unpaid principal balance and the Make-Whole Amount shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date on which the Term Loan otherwise becomes due and payable pursuant to the terms of this Agreement, including by way of acceleration or otherwise. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal and other amounts payable in respect of the Term Loan (including the Make-Whole Amount) shall constitute Obligations hereunder.

2.3.           Disbursement of Funds.

(a)           On the Funding Date, each Term Loan Lender shall wire its portion of the Term Loan equal to its allocation of the Term Loan Commitment to the Designated Account.

(b)           Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount and stated interest of the Term Loan owing to each Term Loan Lender owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(c)           Independent Obligations. All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.           Payments; Prepayments.

(a)           Payments by Borrower.

(i)           Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent in immediately available funds in Agent's Account later than 1:30 p.m. may be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)          Unless Agent receives written notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.

(b)           Apportionment and Application.

(i)           Subject to the occurrence of the Discharge of Senior Credit Agreement Obligations, so long as no Application Event has occurred and is continuing, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)          Subject to Section 2.4(b)(v), Section 2.4(d) and Section 2.4(e), and the occurrence of the Discharge of Senior Credit Agreement Obligations, all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Loans outstanding (including fees, interest and principal) and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)         Subject to the occurrence of the Discharge of Senior Credit Agreement Obligations, at any time that an Application Event has occurred and is continuing, all payments remitted to Agent shall be applied as follows:

(A)           first, to pay any fees, cost or expense reimbursements or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C)           third, ratably, to pay any cost or expense reimbursements or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D)           fourth, ratably, to pay any fees or premiums (including the Make-Whole Amount) then due to any of the Lenders under the Loan Documents, until paid in full,

(E)           fifth, ratably, to pay the principal of the Term Loan, until paid in full, and

(F)           sixth, to pay any other Obligations, and

(G)           seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)           Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v)           In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)           For purposes of Section 2.4(b)(iii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)           In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c)           Reduction of Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan on the Closing Date.

(d)           Optional Prepayments. Subject to Section 2.6, to the extent permitted by the Subordination Agreement, the Borrower may, upon one (1) Business Day prior written notice to Agent (or such later date as permitted by Agent in its sole discretion), prepay the principal of the Term Loan, in whole or in part. Any optional prepayments pursuant to this Section 2.4(d) shall be subject to the terms of the Subordination Agreement in all respects.

(e)           Mandatory Prepayments.

(i)           Dispositions. If, at any time after the occurrence of the Discharge of Senior Credit Agreement Obligations, and subject to Section 2.6, within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of assets of any Loan Party or any of its Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), to the extent any such disposition is consistent with past practice (i), (j), (k), (l), (m), (n), or (o) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower's intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or its Subsidiaries, (C) [reserved], and (D) such Loan Party or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party or such Loan Party's Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, that no Loan Party nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds (other than Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof) to make such replacements, purchases, or construction in excess of $6,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(i) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(ii)          Indebtedness. Subject to the occurrence of the Discharge of Senior Credit Agreement Obligations, within one Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(iii)         Limitation. Notwithstanding any other provisions of this Section 2.4(e) to the contrary, to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary that would otherwise be required to be applied as a prepayment pursuant to Section 2.4(e)(i), but is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, or to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary (other than a Designated Foreign Guarantor) that would otherwise be required to be applied as a prepayment pursuant to 2.4(e)(i) could have a material adverse tax consequence (as determined in good faith by the Borrower and including as the result of the repatriation thereof), an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay the Loans at the times provided in this Section 2.4(e) until such time, in the reasonable opinion of the Borrower, as such prohibition, restriction, delay or tax consequence no longer applies.

(iv)         Curative Equity. Subject to, and solely after, the occurrence of the Discharge of Senior Credit Agreement Obligations, within one Business Day of the date of receipt by any Loan Party of the proceeds of any Curative Equity pursuant to Section 9.3, Borrowers shall prepay the outstanding principal of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such proceeds.

(v)           Any mandatory prepayments pursuant to this Section 2.4(e) shall be subject to the terms of the Subordination Agreement in all respects.

(f)           Application of Payments.

(i)           A prepayment pursuant to Section  2.4(e)(i) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Term Loan until paid in full, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii)           Borrower shall provide prior written notice to Agent by no later than 3:00 p.m. on the date that is one Business Day prior to the date of any such prepayment pursuant to Section 2.4(e)(i) or 2.4(e)(ii) and each such prepayment shall (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loan shall be applied pro rata against the remaining installments of principal of the Term Loan (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.5.           Promise to Pay; Promissory Notes.

(a)           Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)           Any Lender may request that its Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by such Lender and reasonably satisfactory to Borrower. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.           Make-Whole Amount; Interest. Subject to the Subordination Agreement, in the event that the Borrower prepays any Term Loans pursuant to Section 2.4(d) or Section 2.4(e), or upon the acceleration of the Obligations pursuant to Section 9.1 for any reason, including, without limitation, as a result of any Insolvency Proceeding, the Borrower shall pay to the Agent for the ratable benefit of each of the applicable Lenders, the Make-Whole Amount. The Term Loans shall not bear interest other than as set forth in the definition of “Make-Whole Amount.”

2.7.           Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 4:30 p.m.  If any payment item is received into Agent's Account on a non-Business Day or after 4:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.           Designated Account. The Agent is authorized to make Loans under this Agreement based upon instructions received from anyone purporting to be an Authorized Person. Unless otherwise agreed by Agent and Borrower, any Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.           Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to, approved by, or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2.           Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.3.           Effect of Maturity. On the Maturity Date, all of the Obligations (including the Make-Whole Amount) immediately shall become due and payable without notice or demand and subject to the Subordination Agreement, Borrower shall be required to repay all of the Obligations (including the Make-Whole Amount) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan made thereafter, as though made on and as of the date of such Loan (or any other extension of credit) or delivery (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.         Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations (as applicable).

(b)           Set forth on Schedule 4.1(b) to the Senior Credit Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Senior Credit Agreement) is a complete and accurate description of the authorized Equity Interests of each Subsidiary that is a Loan Party, by class, and, as of the Senior Credit Agreement Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c)           Set forth on Schedule 4.1(c) to the Senior Credit Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Senior Credit Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Comtech. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 4.1(d) to the Senior Credit Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party's or any of its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 4.1(d) to the Senior Credit Agreement, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2.         Due Authorization; No Conflict.

(a)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial, territorial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations (as applicable), (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement (including any Material Contract) of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement (including any Material Contract) of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements (including Material Contracts), for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.         Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect or otherwise delivered to Agent for filing or recordation, as of the Closing Date; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations (as applicable).

4.4.         Binding Obligations.

(a)           Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations (as applicable).

4.5.         Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations (as applicable). All of such assets are free and clear of Liens except for Permitted Liens.

4.6.         Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)           Schedule 4.6(b) to the Senior Credit Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Senior Credit Agreement Closing Date, is pending or, to the knowledge of any Loan Party after due inquiry, threatened against a Loan Party or any of its Subsidiaries.

4.7.           Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.         [Reserved].

4.9.         [Reserved].

4.10.       Employee Benefits.

(a)           Except as set forth on Schedule 4.10 to the Senior Credit Agreement, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan, Canadian Pension Plan or Canadian Defined Benefit Pension Plan.

(b)           Each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)           Each Employee Benefit Plan is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(d)           Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program. To the knowledge of each Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)           No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)           No Notification Event exists, except as would not reasonably be expected to result in a Material Adverse Effect.

(g)           No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

(h)           No Loan Party or Subsidiary thereof is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and which is not fully funded as at the relevant date and such deficit would have a Material Adverse Effect; or (b) "connected" with or an "associate" (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

(i)           With respect to any Canadian Pension Plans established after the Closing Date, Borrower will cause each Loan Party to, (a) comply with all applicable provisions and funding requirements of the Income Tax Act (Canada) and applicable Canadian Pension Benefits Legislation with respect to all Canadian Pension Plans and make all payments with respect thereto when due, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) operate each Canadian Pension Plan in such a manner that will not incur any material liability under the Income Tax Act (Canada) and applicable Canadian Pension Benefits Legislation except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) furnish to the Agent upon Agent’s written request such additional information about any Canadian Pension Plan for which any Loan Party could reasonably expect to incur any material liability. Except as would not reasonably be expected to have a Material Adverse Effect, all employer or employee payments, contributions, withholdings or premiums required to be remitted, paid to or in respect of Canadian income tax, vacation pay and statutory benefit plans that any Loan Party is required to participate in or comply with, including the Canada Pension Plan or Quebec Pension Plan and plans administered pursuant to applicable workplace safety insurance and employment insurance legislation will be paid or remitted by each such Person when due in accordance with the terms thereof, any agreements relating thereto and all applicable laws.

4.11.       Environmental Condition. Except as set forth on Schedule 4.11 to the Senior Credit Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to each Loan Party's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party or its Subsidiaries, or by previous owners or operations in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party's knowledge after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability, and (e) to each Loan Party's knowledge, (i) there are no visible signs of release, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Materials at, upon, under or within any Real Property or any premises leased by the Loan Parties and/or their respective Subsidiaries, (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by the Loan Parties and/or their respective Subsidiaries, and (iii) no Hazardous Materials are present on any Real Property or any premises leased by the Loan Parties and/or their respective Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of the Loan Parties and their respective Subsidiaries or of their tenants.

4.12.       Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules incorporated by reference hereto or in the other Loan Documents or Comtech's Exchange Act filings) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to the Required Lenders on or about April 30, 2024 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Senior Credit Agreement Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.13.       Patriot Act, etc.. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the "Patriot Act"), and (c) Canadian AML Laws.

4.14.         Payment of Taxes. Each Loan Party and its Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except to the extent contested through a Permitted Protest, or to the extent the failure to pay such Taxes, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.15.       Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

4.16.       Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state, provincial or territorial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.17.       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction). Notwithstanding the foregoing, this section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

4.18.       Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party after due inquiry, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Comtech, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.19.       Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.20.       Material Contracts. Set forth on Schedule 4.28 of the Senior Credit Agreement (as such Schedule may be updated from time to time in accordance with the Senior Credit Agreement) is a list of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Comtech provided a Compliance Certificate to the Senior Credit Agreement Agent (as such Schedule may be updated from time to time in accordance with the Senior Credit Agreement). Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party's knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until the payment in full of the Obligations:

5.1.          Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, for distribution to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to the Senior Credit Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Comtech, (c) agree to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Senior Credit Agreement Closing Date and shall only make material modifications thereto with notice to Agent. Notwithstanding anything to the contrary herein, Borrower shall be deemed to have complied with this Section 5.1 if Borrower provides the Agent a copy of any documents such Borrower delivered to the Senior Credit Agreement Agent pursuant to Section 5.1 of the Senior Credit Agreement.

5.2.          Reporting. Borrower will deliver to Agent, for distribution to each Lender, each of the reports set forth on Schedule 5.2 to the Senior Credit Agreement at the times specified therein. Notwithstanding anything to the contrary herein, Borrower shall be deemed to have complied with this Section 5.2 if Borrower provides the Agent a copy of any documents such Borrower delivered to the Senior Credit Agreement Agent pursuant to Section 5.2 of the Senior Credit Agreement.

5.3.          Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.          Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary for the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5.          Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (i) such Tax is the subject of a Permitted Protest or (ii) the failure to pay such Tax would not reasonably be expected to result in a Material Adverse Effect.

5.6.          Insurance.

(a)           Each Loan Party will, and will cause each of its Subsidiaries to, at Borrower’s expense, maintain insurance respecting each of each Loan Party's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to the Required Lenders (it being agreed that the Loan Parties' existing insurance providers as set forth in the certificates of insurance delivered in connection with the Senior Credit Agreement shall be deemed to be reasonably acceptable to the Required Lenders) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Senior Credit Agreement Closing Date are acceptable to the Required Lenders).

5.7.          [Reserved].

5.8.          Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.          Environmental. Except as would not, in each case, be material to any Loan Party:

(a)           Each Loan Party will, and will cause each of its Subsidiaries to, keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.

(b)           Each Loan Party will, and will cause each of its Subsidiaries to, ensure that the Real Property, to the extent controlled by any Loan Party, and all operations and businesses conducted by any Loan Party thereon remains in material compliance with all Environmental Laws and such Loan Party will not, and will cause its Subsidiaries not to, place or permit to be placed any Hazardous Materials on any Real Property except as permitted by applicable law or appropriate Governmental Authorities.

(c)           Each Loan Party will, and will cause each of its Subsidiaries to, (i) employ in connection with the use of any Real Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Materials generated at the Real Property only at facilities and with carriers that maintain valid permits under any applicable Environmental Laws. The Loan Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by such Loan Parties or their respective Subsidiaries in connection with the transport or disposal of any Hazardous Materials generated at any Real Property.

(d)           Each Loan Party will, and will cause each of its Subsidiaries to, promptly notify Agent of any Release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto any Real Property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required of such Loan Party to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law.

(e)           Each Loan Party will, and will cause each of its Subsidiaries to, promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10.        Disclosure Updates. Each Loan Party will, promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules incorporated by reference hereto.

5.11.        Additional Guarantors. The Borrower will promptly cause any Subsidiary that is a “Guarantor” under and as defined in the Senior Credit Agreement to execute and deliver a joinder to this Agreement as a Guarantor hereunder.

5.12.        [Reserved].

5.13.        [Reserved].

5.14.        [Reserved].

5.15.       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Notwithstanding the foregoing, this section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

5.16.        Material Contracts. The Borrower will provide Agent with copies any documents provided to the Senior Credit Agreement Agent pursuant to Section 5.16 of the Senior Credit Agreement.

5.17.        Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course) that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) [reserved], (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (f) furnish to Agent upon Agent's written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties that would result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the payment in full of the Obligations:

6.1.          Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.          Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.          Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)           Other than in order to consummate a Permitted Acquisition, enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or amalgamation between Loan Parties; provided, that the Borrower must be the surviving entity of any such merger or amalgamation to which it is a party and no merger may occur between Comtech and any other Loan Parties, (ii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger or amalgamation, (iii) any merger or amalgamation between Subsidiaries of any Loan Party that are not Loan Parties and (iv) any merger, consolidation, reorganization, or recapitalization, or reclassification of its Equity Interests carried out in order to consummate a Permitted Disposition; provided, that in no event shall any Loan Party merge or amalgamate with any other Person other than a US Loan Party or other Loan Party organized in the same jurisdiction as such Loan Party unless, in each case, such Loan Party is the surviving entity,

(b)           liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than the Borrower) or any of its wholly-owned Subsidiaries (other than the Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving, or

(c)           suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4.          Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a "plan of division").

6.5.          Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 to the Senior Credit Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.          Prepayments, Payments of Certain Indebtedness and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)           Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)             optionally prepay, redeem, defease, purchase, or otherwise acquire or satisfy any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, or (B) Permitted Intercompany Advances or (C) the Senior Credit Agreement Obligations, or

(ii)            make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions.

(b)           Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)             any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j), (k) and (t) of the definition of Permitted Indebtedness,

(ii)            the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders,

(iii)           the Specified Preferred Equity Documents if the effect thereof could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iv)           any Material Contract except to the extent that such amendment, modification, or change would not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

6.7.          Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may make distributions to Comtech for the sole purpose of allowing Comtech to, and Comtech shall use the proceeds thereof solely to make distributions to former employees, officers, or directors of Comtech (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Comtech held by such Persons; provided, that the aggregate amount of such redemptions made by Comtech during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,200,000 in the aggregate,

(b)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Comtech may make distributions to former employees, officers, or directors of Comtech (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Comtech on account of repurchases of the Equity Interests of Comtech held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Comtech,

(c)           Comtech's Subsidiaries may make distributions to Comtech (i) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of the Loan Parties and their Subsidiaries to the extent actually used by Comtech to pay such taxes, costs and expenses, and (ii) in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of the Loan Parties and their Subsidiaries, in the case of clause (ii) in an aggregate amount not to exceed $1,200,000 in any fiscal year,

(d)           Comtech may make Restricted Payments consisting of in-kind dividends in respect of the Specified Preferred Equity made in accordance with Section 5 of the Specified Preferred Equity COD,

(e)           [reserved],

(f)           any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Loan Parties),

(g)           for any taxable period for which the Borrowers or any of their respective Subsidiaries is a member (or disregarded as an entity that is separate from such a member for applicable income or similar tax purposes) of a consolidated or similar income or similar tax group of which a direct or indirect parent of any Borrower (other than Comtech) is the common parent or for which a Borrower (other than Comtech) is treated as an entity that is disregarded as separate from a corporate parent for applicable income or similar Tax purposes, distributions to its direct or indirect owner to pay the portion of the income Taxes of such Tax group or such corporate parent, as applicable, that are attributable to the income of Borrower and/or its Subsidiaries, as applicable, in an amount not to exceed the amount of any U.S. federal, state, local and/or non-U.S. income Taxes that Borrowers and/or their respective Subsidiaries would have paid for such taxable period had such entities been a stand-alone corporate taxpayer or a stand-alone corporate group, provided that Comtech shall not be permitted to make any such distributions, and

(h)           Comtech may make any Restricted Payments so long as (A) no Default of Event of Default has occurred and is continuing or would result therefrom, (B) Liquidity is at least $28,000,000, calculated on a pro forma basis after giving effect to such Restricted Payment, and (C) the Net Leverage Ratio (as defined in the Senior Credit Agreement) (as of the last day of the period of four consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered pursuant to Schedule 5.1(a) or 5.1(e)) is less than 2.10 to 1.00, calculated on a pro forma basis after giving effect to such Restricted Payment.

6.8.          Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.          Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.        Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)           transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Subsidiaries in excess of $2,400,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,

(b)           any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,

(c)           the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors (or similar governing body) of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,

(d)           (i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,

(e)           transactions with Permitted Holders pursuant to any agreement or arrangement set forth in the Specified Preferred Equity Documents (including the issuance or exchange of additional Equity Interests (other than Disqualified Equity Interests) thereunder,

(f)           transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(g)           agreements for the non-exclusive licensing of Intellectual Property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of Intellectual Property from any Loan Party or any of its Subsidiaries to any Loan Party,

(h)           the entering into of any Tax sharing agreement by or among entities that are members of the same consolidated, combined, unitary or similar tax group, provided that payments thereunder are not restricted by Section 6.7, and

(i)            issuances of securities or other payments, awards or grants in cash, securities or otherwise to employees, officers or directors of the Loan Parties or their Subsidiaries pursuant to, employment agreements, stock options and stock ownership plans held by such employees officers or directors and not otherwise prohibited by this Agreement.

6.11.        Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan will be used, directly or, knowingly, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan will be used, directly or, knowingly, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Notwithstanding the foregoing, this section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

6.12.        Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Comtech, Borrower will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests (other than (a) Equity Interests issued by a Subsidiary of a Loan Party to its direct parent company or (b) Equity Interests issued by a joint venture or other non-wholly-owned Subsidiary pursuant to a transaction with respect to such Equity Interests permitted by Section 6.4 or Section 6.9).

6.13.        Inventory with Bailees. Borrower will not, and will not permit any of its Subsidiaries to, store its Inventory at any time with a bailee, warehouseman, or similar party except as set forth on Schedule 4.24 (as such Schedule may be amended in accordance with Section 5.14 of the Senior Credit Agreement).

6.14.        Sale Leaseback Transactions. Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capitalized Lease Obligation, such Capitalized Lease Obligation is permitted by Section 6.1 and any Lien made the subject of such Capitalized Lease Obligation is permitted by Section 6.2.

6.15.        Employee Benefits. Borrower will not, and will not permit any of its Subsidiaries to,

(a)           Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)           [Reserved].

(c)           Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the IRC, whether or not waived, with respect to any Pension Plan or all Pension Plans in the aggregate, that in either case would reasonably be expected to have a Material Adverse Effect.

(d)           [Reserved].

(e)           Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10 to the Senior Credit Agreement without advance notice to the Agent.

(f)           Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Pension Plan under the IRC that would reasonably be expected to have a Material Adverse Effect.

6.16.        Non-Loan Party Subsidiaries. Borrower will not permit any of its Subsidiaries that are not Loan Parties to own, or have an exclusive license to use, any Intellectual Property that is material to the business of the Loan Parties.

6.17.        Canadian Pension Matters. Borrower will not permit any Canadian Loan Party or any of its Subsidiaries organized under the federal laws of Canada or any province or territory thereto to:

(a)           maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian Defined Benefit Pension Plan or amalgamate with any Person if such Person, sponsors, administers, contributes to, participates in or has any liability in respect of, any Canadian Defined Benefit Pension Plan; or

(b)           terminate any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which could reasonably be expected to result in a Material Adverse Effect.

6.18.        Anti-Layering. Neither Comtech nor any Subsidiary of Comtech will create or incur any Indebtedness which is subordinated or junior in right of payment to any other Indebtedness of the Loan Parties, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations.

6.19.        Tax Classification. No Loan Party shall, without the Agent's prior consent, change its classification for U.S. federal income tax purposes (e.g., C corporation, partnership, disregarded entity, etc.) if such change would result in a Material Adverse Effect.

7.	FINANCIAL COVENANTS.

Solely effective immediately after the Discharge of Senior Credit Agreement Obligations, Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrower will:

(a)           Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
0.96:1.0	For the 4 quarter period ending January 31, 2025
1:1.0	For the 4 quarter period ending April 30, 2025, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter through the 4 quarter period ending April 30, 2026
1.04:1.0	For the 4 quarter period ending July 31, 2026, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter through the 4 quarter period ending April 30, 2027
1.08:1.0	For the 4 quarter period ending July 31, 2027, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter

(b)           Net Leverage Ratio. Have a Net Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
3.9:1.0	January 31, 2025
3.9:1.0	April 30, 2025
3.78:1.0	July 31, 2025
3.78:1.0	October 31, 2025
3.6:1.0	January 31, 2026
3.6:1.0	April 30, 2026
3.48:1.0	July 31, 2026
3.48:1.0	October 31, 2026
3.3:1.0	January 31, 2027
3.3:1.0	April 30, 2027
3.18:1.0	July 31, 2027, and the last day of each fiscal quarter thereafter

(c)           Minimum EBITDA. Maintain TTM EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$28,000,000	For the 4 quarter period ending October 31, 2025, and for the 4 quarter period ending January 31, 2026
$30,000,000	For the 4 quarter period ending April 30, 2026, and for the 4 quarter period ending July 31, 2026
$32,000,000	For the 4 quarter period ending October 31, 2026, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter

(d)           Minimum Average Liquidity: Maintain Average Liquidity for the immediately preceding fiscal quarter period, starting on the fiscal quarter period ending November 30, 2024, measured on the last day of each fiscal quarter for such fiscal quarter, of at least $20,000,000.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.          Payments. If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the principal of the Loans or the Make-Whole Amount;

8.2.          Covenants. If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if Comtech or any other Loan Party is not in existence or good standing in its jurisdiction of organization, as applicable), 5.6, 5.8, 5.10 or 5.11 of this Agreement, (ii) Section 6 of this Agreement and (iii) Section 7 of this Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Comtech or any other Loan Party is not in existence or good standing in its jurisdiction of organization, as applicable), 5.4 or 5.5, of this Agreement and such failure continues for a period of fifteen (15) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower, or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower, or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3.          Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $6,000,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.          Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries; provided, for the avoidance of doubt, that an Insolvency Proceeding may be commenced for Beijing Comtech EF Data Equipment Repair Service Co., Ltd. after the Closing Date;

8.5.          Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not dismissed or stayed within 45 days, (c) in respect of each Loan Party other than a UK Loan Party, the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; in the case of a UK Loan Party there shall be no Event of Default under this Section 8.5 if the Insolvency Proceeding is a winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement;

8.6.          [Reserved].

8.7.          Representations. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document was untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.          Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty, as applicable, is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty; provided that in respect of any Foreign Subsidiary, this Event of Default shall be subject to the Legal Reservations (as applicable);

8.9.          Defaults Under Other Agreements. If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $5,000,000 or more (including the Senior Credit Agreement), and such default (x) is caused by a failure to pay any interest amounts due under such agreement or any amounts due at maturity under such agreement, in each case, if not cured or waived within thirty (30) days pursuant to the terms of such agreement, or (y) results in the acceleration by such third Person of the maturity of such Loan Party's or its Subsidiary's obligations thereunder;

8.10.        Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; provided that in respect of any Foreign Subsidiary, this Event of Default shall be subject to the Legal Reservations (as applicable);

8.11.        Change of Control. A Change of Control shall occur;

8.12.        ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in a Material Adverse Effect or result in a Lien on the assets of any Loan Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the IRC, (b) an accumulated funding deficiency or funding shortfall occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect, (c) a Notification Event, which could reasonably be expected to result in liability, either individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect, a payment liability of any Loan Party in excess of $6,000,000 or result in a Lien on the assets of any Loan Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the IRC, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect or a payment liability of any Loan Party in excess of $6,000,000, or fails to make any Withdrawal Liability payment when due;

8.13.        [Reserved].

8.14.        Material Contracts. Any Material Contract is cancelled, terminated, amended, restated or otherwise modified in a manner which has a Material Adverse Effect; provided that any “Default” or “Event of Default” as defined in and under the terms of the Senior Credit Agreement (other than a “Default” or “Event of Default” with respect to the payment of Senior Credit Agreement Obligations or which would allow for the acceleration of the maturity of Senior Credit Agreement Obligations) shall not constitute an Event of Default pursuant to this Section 8.14; or

8.15.        Conduct of Business. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material of the business affairs of Comtech and its Subsidiaries, taken as a whole.

9.	RIGHTS AND REMEDIES.

9.1.          Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (subject to the receipt of indemnity or security satisfactory to the Agent in accordance with Section 15), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           by written notice to Borrower, declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)           [reserved]; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity; provided, that with respect to any Event of Default resulting solely from failure of Borrowers to comply with the financial covenants set forth in Section 7 after the occurrence of the Discharge of Senior Credit Agreement Obligations, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 9.1 until the date that is the earlier of (i) fifteen (15) Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, and (ii) the date that Agent receives notice that there will not be a Curative Equity contribution made for such fiscal quarter.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2.          Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3.          Curative Equity.

Subject to, and solely after, the occurrence of the Discharge of Senior Credit Agreement Obligations:

(a)           Subject to the limitations set forth in clauses (d) and (e) below, Borrowers may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of the financial covenants set forth in Section 7 (the "Specified Financial Covenants") if they receive the cash proceeds of an investment of Curative Equity on or before the date that is fifteen (15) Business Days after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Agent in respect of the fiscal quarter with respect to which any such breach occurred (the "Specified Financial Quarter"), and (ii) the date on which the Compliance Certificate is required to be delivered to Agent pursuant to Section 5.1 in respect of the Specified Financial Quarter (such earlier date, the "Financial Statement Delivery Date"); provided, that Borrowers' right to so cure an Event of Default shall be contingent on their timely delivery of such Compliance Certificate and financial statements for the Specified Financial Quarter as required under Section 5.1.

(b)           In connection with a cure of an Event of Default under this Section 9.3, on or before the Financial Statement Delivery Date for the Specified Financial Quarter, Borrowers shall deliver to Agent a certification of an Authorized Person which contains, or Borrowers shall include in the Compliance Certificate for the Specified Financial Quarter: (i) an indication that Borrowers will receive proceeds of Curative Equity for the Specified Financial Quarter and a statement setting forth the anticipated amount of such proceeds, (ii) a calculation of the financial results or prospective financial results of Borrowers for the Specified Financial Quarter (including for such purposes the proceeds of the Curative Equity (broken out separately) as deemed EBITDA as if received on such date), which shall confirm that on a pro forma basis after taking into account the receipt of the Curative Equity proceeds, Borrowers would have been or will be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, (iii) a certification that the full amount of the cash proceeds of the equity investment made to Comtech in connection with such cure of the Event of Default shall be used to prepay the Obligations in accordance with Section 2.4(e)(iv), regardless of whether the amount of such cash proceeds is in excess of the amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, and (iv) a certification that any amount of the cash proceeds of the equity investment in excess of the amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter shall not be included in the calculation of EBITDA for any fiscal period.

(c)           Borrowers shall promptly notify Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the full amount of the cash proceeds of such equity investment to the payment of the Obligations in the manner specified in Section 2.4(e)(iv)).

(d)           Any investment of Curative Equity shall be in immediately available funds and shall be in an amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, calculated for such purpose as if such amount of Curative Equity were additional EBITDA of Parent as at such date.

(e)           Notwithstanding anything to the contrary contained herein, regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, Borrowers' rights under this Section 9.3 may (i) be exercised not more than four times during the term of this Agreement, (ii) not be exercised more than two times in any four consecutive fiscal quarter period and not more than once during any two consecutive fiscal quarters. Any Curative Equity shall not exceed the amount necessary, after giving effect thereto, to cause Borrowers to be in compliance with all of the Specified Financial Covenants for the Specified Financial Quarter. Regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, any amount of Curative Equity that is in excess of the amount sufficient to cause Borrowers to be in compliance with all of the Specified Financial Covenants as at such date shall not constitute Curative Equity.

(f)           If Borrowers have (i) delivered a certification or a Compliance Certificate conforming to the requirements of Section 9.3(b), and (ii) received proceeds of an investment of Curative Equity in immediately available funds on or before the deadline set forth in Section 9.3(a) and in an amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, any Event of Default that occurs or has occurred and is continuing as a result of a breach of the Specified Financial Covenants for the Specified Financial Quarter shall be deemed cured with no further action required by the Required Lenders. Prior to satisfaction of the foregoing requirements of this Section 9.3(f), any Event of Default that occurs or has occurred as a result of a breach of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional loans or otherwise extend additional credit hereunder. In the event Borrowers do not cure all financial covenant violations as provided in this Section 9.3, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(g)           To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenants as deemed EBITDA for any fiscal quarter pursuant to this Section 9.3, such Curative Equity shall be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenants for subsequent periods that include such fiscal month. Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement. In addition, notwithstanding any mandatory prepayment of Obligations pursuant to Section 2.4(e)(iv), any Indebtedness so prepaid shall be deemed to remain outstanding for purposes of determining pro forma or actual compliance with the Specified Financial Covenants or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the Specified Financial Quarter.

10.	WAIVERS; INDEMNIFICATION.

10.1.        Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which the Borrower may in any way be liable.

10.2.        [Reserved].

10.3.        Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons and the Lender-Related Persons (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrower shall not be liable for costs and expenses (including reasonable and documented out-of-pocket attorneys' fees) of any Lender (other than White Hat Capital Partners LP, Magnetar Capital LLC and their respective Affiliates) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Comtech's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans, or the use of the proceeds of the Loans (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, New York  11747
Attn:           Michael A. Bondi, Chief Financial Officer
E-mail:       Michael.Bondi@comtech.com
Telephone No.: (631) 962-7106

with copies to (which shall not constitute notice):	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP 1285 Avenue of Americas New York, New York 10019-6064 Attn: David Tarr, Esq. E-mail: dtarr@paulweiss.com Telephone No.: (212) 373-3375

If to Agent or any Lender:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Global Corporate Trust
214 N. Tryon Street, 27th Floor
Charlotte, NC 28202
Attention: James A. Hanley
Email: agency.services@usbank.com;
james.hanley1@usbank.com
Telephone: (302) 485-4191

with copies to (which shall not constitute notice):	SHIPMAN & GOODWIN LLP One Constitution Plaza, Hartford, CT 06103 Attention: Kimberly S. Cohen Email: kcohen@goodwin.com Telephone: (860) 251-5804

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment). Any note to Agent shall be effective upon actual receipt.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)           NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS; SUCCESSORS.

13.1.        Assignments.

(a)            (i)            Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (each such consent not be unreasonably withheld or delayed) of:

(A)           Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default under Sections 8.1, 8.2(a)(i) (solely with respect to Section 5.1), 8.2(a)(iii), 8.4 or 8.5 has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five (5) Business Days after having received notice thereof; and

(B)           Agent; provided, that no such consent shall be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           no assignment may be made to a natural person,

(B)           [reserved],

(C)           the amount of the Loans and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,

(E)           the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

(F)           [reserved], and

(G)           the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire") and all information and other documents required under the Patriot Act.

(b)           From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Sections 10.3 and 16) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           [Reserved].

(e)           [reserved].

(f)           In connection with any such assignment or proposed assignment or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Agent (with respect to Term Loans), as a non-fiduciary agent on behalf of Borrower, shall maintain, or cause to be maintained, a register (collectively, the "Register") on which it enters the name and address of each Lender as the registered owner of the applicable Loans (and the principal amount thereof and stated interest thereon) held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its portion of Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i)           [reserved].

(j)           Agent shall make a copy of the Register available for review by Borrower from time to time as Borrower may reasonably request.

13.2.           Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.        Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)            increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)          reduce the principal of any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv)          amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)           amend, modify, or eliminate Section 3.1 or 3.2,

(vi)          [reserved],

(vii)         amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",

(viii)        other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release the Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by the Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(ix)           amend, modify, or eliminate any of the provisions of Section 2.4(b) or the definition of Application Event, Section 13.1(a)(i)(A) or (B), or this Section 14.1;

(b)           No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)            the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),

(ii)           permit the assignment or transfer by the Borrower of its rights and obligations under this Agreement or the other Loan Documents without the written consent of each Lender, or

(iii)          any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;

(c)           Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, provided that the Lender Group shall provide a copy of any such amendment to the Agent.

14.2.        Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation under Section 16 (a "Tax Lender") with one or more replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder; provided, however, that in the case of clause (a)(ii) above, such replacement must have the effect of reducing or eliminating the compensation otherwise owing under Section 16. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. The replacement of such Non-Consenting Lender or Tax Lender shall not be required if, prior thereto, the circumstances entitling the Borrower to require such replacement cease to apply.

(b)           Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more replacement Lenders shall have acquired all of the Obligations and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Loans.

14.3.        No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.        Appointment and Authorization of Agent. Each Lender hereby designates and appoints U.S. Bank Trust Company, National Association as its administrative agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right (but not the obligation) to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) [reserved], (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes and (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, or otherwise related to any of same as provided in the Loan Documents.

15.2.        Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct. All rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Agreement shall apply to any such sub-agent and to the affiliates of any such sub-agent and shall apply to their respective activities as sub-agent as if such sub-agent and affiliates were named herein.

15.3.        Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final court order of a court of competent jurisdiction), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan or other extension of credit was not authorized by the Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation. In no event shall Agent be responsible for any failure or delay in the performance of any act or obligation hereunder arising out of or caused by, directly or indirectly, force majeure events beyond its control, including any provision of any law or regulation or any act of any governmental authority, strikes, work stoppages, accidents, acts of war, other military disturbances or terrorism, earthquakes, fire, flood, sabotage, epidemics, pandemics, riots, nuclear or natural catastrophes or acts of God, labor disputes, acts of civil or military authority, or the unavailability of the Federal Reserve Board wire systems and interruptions, loss or malfunctions of utilities, communication facilities or computer (software and hardware) services (it being understood that the Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

15.4.        Reliance by Agent. Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document, or applicable law. Documents delivered to Agent are for informational purposes only and the Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which Agent is entitled to rely exclusively on certificates of a responsible officer of the Borrower). Agent shall have no obligation to verify the information or calculations set forth in this Agreement or otherwise. Agent shall have no responsibility or liability for the filing, timeliness or content of any report required under this Agreement or the other Loan Documents. Agent may conclusively rely on the applicable assignment agreement as to whether any Lender or proposed Lender is an Eligible Transferee

15.5.        Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.        Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges Agent has no duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to the Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement.

15.7.        Costs and Expenses; Indemnification. Borrower shall pay all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and the Lenders, including the fees, charges and disbursements of counsel for such Agent and such Lenders, incurred in connection with the Loans, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and preservation, enforcement or protection of any rights or remedies. Agent may (but shall not be obligated to) incur and pay expenses of the Lenders to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, and auctioneer fees and expenses, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct as determined by a final court order of a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.        Agent in Individual Capacity. U.S. Bank Trust Company, National Association and its Affiliates may make loans to, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though U.S. Bank Trust Company, National Association was not Agent hereunder, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, U.S. Bank Trust Company, National Association or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

15.9.        Successor Agent.Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or a Default or Event of Default has occurred and is continuing). If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders with the consent of, so long as no Event of Default has occurred and is continuing, Borrower, such consent not to be unreasonably withheld, delayed, or conditioned. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Term Loan Lenders with the consent of, so long as no Event of Default has occurred and is continuing, Borrower, such consent not to be unreasonably withheld, delayed, or conditioned. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent, and the term "Agent" shall mean such successor Agent, and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.      Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.      Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.12.      Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.13.      Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis (in accordance with their Pro Rata Share), according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

15.14.      Erroneous Payments.

(a)           If the Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (an “Erroneous Payment Demand”) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any Erroneous Payment Demand unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 15.14 and held in trust for the benefit of the Agent, and such Lender (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)           it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.

(c)           Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under this Agreement, or otherwise payable or distributable by the Agent to such Lender under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d)           The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Loan Parties; provided that this Section 15.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment, prepayment, repayment on, or discharging or otherwise satisfying, the Obligations.

(e)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 15.14 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction, or discharge of all Obligations (or any portion thereof) under any Loan Document.

16.	WITHHOLDING TAXES.

16.1.        Payments. All payments made by or on account of any Obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, timely pay over to the applicable Governmental Authority the withheld Tax in accordance with applicable law, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts or other applicable documentation evidencing such payment by the Loan Parties.   If such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), each Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Without duplication, the Loan Parties will timely pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand.  Without duplication, the Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) and other Recipient (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). A certificate as to the amount of such payment or liability delivered to the Borrower by a Tax Indemnitee (with a copy to the Agent), or by the Agent, on its own behalf or on behalf of a Tax Indemnitee, shall be conclusive absent manifest error. The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.

16.2.        Exemptions.

(a)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the  Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower and the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16.2(b)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender or its Affiliates to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender or its Affiliates.

(b)           Without limiting the generality of the foregoing,

(i)           any Lender that is a U.S. Person shall deliver to the Borrower and Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), whichever of the following is applicable:

(A)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(B)           executed copies of IRS Form W-8ECI;

(C)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of the applicable Exhibit T-1 attached to this Agreement to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, a "10 percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the IRC and that no payment under any Loan Document is effectively connected with such Foreign Lender's conduct of a U.S. trade or business (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)           to the extent a Foreign Lender is not the beneficial owner (for example, if such Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of the applicable Exhibit T-2 or Exhibit T-3 attached to this Agreement, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of the applicable Exhibit T-4 attached to this Agreement on behalf of such direct and indirect partner(s);

(iii)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of any other documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and Agent to determine the withholding or deduction required to be made; and

(iv)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(c)           Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and Agent in writing of its legal inability to do so.

16.3.        Reductions.

(a)           If a Lender is subject to an applicable withholding tax, Agent may withhold from any payment to such Lender an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent, then Agent may withhold from any payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.        Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to this Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5.        Administrative Agent. Agent shall deliver to the Borrower on or prior to the date on which Agent first becomes an Agent hereunder, whichever of the following is applicable, (A) if Agent is a U.S. Person, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or (B) if Agent is not a U.S. Person, with respect to payments received by Agent for its own account, an IRS Form W-8ECI and, with respect to payments received by Agent on behalf of a Lender, (x) an IRS Form W-8IMY certifying that Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the IRC pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations with respect to payments received by it from Borrower, or (y) an IRS Form W-8IMY certifying that it is a qualified intermediary that has assumed withholding and reporting obligations for purposes of Chapter 3 of the IRC and IRS Form 1099 reporting and backup withholding responsibility for each Lender that it is acting on behalf of. If any documentation previously delivered to the Borrower by Agent pursuant to this Section 16.5 expires or becomes obsolete or inaccurate in any respect, Agent shall update such documentation or promptly notify the Borrower in writing of its legal ineligibility to do so.

17.	GENERAL PROVISIONS.

17.1.        Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.        Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.        [Reserved].

17.6.        Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.        Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic Signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures pursuant to the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309) as amended from time to time or as provided under the Uniform Commercial Code as adopted by the State of New York. The foregoing shall apply to each other Loan Document mutatis mutandis. The Borrower agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

17.8.        Revival and Reinstatement of Obligations. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group related thereto,  the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist. If, prior to any of the foregoing, any provision of this Agreement shall have been terminated or cancelled, such provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9.        Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group; provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities and, if practicable to do so and to the extent permitted, such disclosing party will inform such authorities of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than the Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Agent.

(c)           Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrower hereunder (collectively, "Borrower Materials") available to the Lenders. Agent does not warrant the accuracy or completeness of the Borrower Materials, and expressly disclaim liability for errors or omissions in any communications of the same. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities. The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC or applicable securities regulators in Canada as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state or Canadian securities laws. Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the platform not marked as "Public Investor" (or such other similar term).

17.10.      Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.

17.11.      Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act and Canadian AML Laws hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and Canadian AML Laws, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence. If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (b) any change in the status of a UK Loan Party after the date of this Agreement; or (c) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Agent or any other member of the Lender Group to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or other member of the Lender Group supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or other member of the Lender Group in order for the Agent or other member of the Lender Group to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

17.12.      Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13.      UK Loan Party Limitations. Notwithstanding anything to the contrary contained in this Agreement (including the Guaranty) or in any other Loan Document, it is acknowledged and agreed that no obligations and/or liabilities of any UK Loan Party under or in connection with any Loan Document (including any Guarantied Obligations or Lien granted by a UK Loan Party) the (“UK Loan Party Obligations”) will extend to include any obligation or liability to the extent that doing so would result in it constituting unlawful financial assistance in any relevant jurisdiction (including within the meaning of sections 678 or 679 of the Companies Act 2006) as applicable to UK Loan Parties.

18.	GUARANTY.

18.1         In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the Loans and by virtue of the financial accommodations to be made to Borrower, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations. If any or all of the Obligations constituting Guarantied Obligations become due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to Agent, for the benefit of the Lender Group, together with any and all expenses that may be incurred by Agent or any other member of the Lender Group in demanding, enforcing, or collecting any of the Guarantied Obligations. If claim is ever made upon Agent or any other member of the Lender Group for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and any of Agent or any other member of the Lender Group repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any Guarantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

18.2         Each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guarantied Obligations to Agent, for the benefit of the Lender Group, whether or not due or payable by any Loan Party upon the occurrence of any of the events specified in Section 8.4 or 8.5 of the Credit Agreement, and irrevocably and unconditionally promises to pay such indebtedness to Agent, for the benefit of the Lender Group, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.

18.3         The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking (other than payment in full of the Guarantied Obligations), (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Guarantor, (iii) any payment made to Agent or any other member of the Lender Group on account of the Obligations which Agent or such other member of the Lender Group repays to any Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (iv) any action or inaction by Agent or any other member of the Lender Group or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Obligations or of any security therefor, other than, in each case, payment in full of the Obligations.

18.4         This Guaranty includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Agent, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any member of the Lender Group in existence on the date of such revocation, (iv) no payment by any Guarantor, the Borrower, or from any other source, prior to the date of Agent's receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by the Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Lender Group) and its successors or permitted assigns.

18.5         The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not an action is brought against any other Guarantor or any other Person and whether or not any other Guarantor or any other Person be joined in any such action or actions. Each of the Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Guarantor or other circumstance which operates to toll any statute of limitations as to any Guarantor shall operate to toll the statute of limitations as to each of the Guarantors.

18.6         Each of the Guarantors authorizes Agent and the other members of the Lender Group without notice or demand (other than any notice expressly required to be provided hereunder or under any other Loan Document and in each case in accordance with any applicable terms and conditions hereof or any other applicable Loan Document), and without affecting or impairing its liability hereunder, from time to time to:

(a)           change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed, or altered;

(b)           [reserved];

(c)           exercise or refrain from exercising any rights against any Guarantor;

(d)           release or substitute any one or more endorsers, guarantors, any Guarantor, or other obligors;

(e)           settle or compromise any of the Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guarantor to its creditors;

(f)           apply any sums by whomever paid or however realized to any liability or liabilities of any Guarantor to Agent or any other member of the Lender Group regardless of what liability or liabilities of such Guarantor remain unpaid;

(g)           consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, or any of such other instruments or agreements; or

(h)           take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty (other than a defense of payment in full of the Guarantied Obligations).

18.7         It is not necessary for Agent or any other member of the Lender Group to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

18.8         Each Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any member of the Lender Group with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Guarantor or whether any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, any defense it may now or hereafter have in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guarantied Obligations resulting from the extension of additional credit;

(c)           any taking, release, amendment, waiver, supplement, restatements, extension, novation, renewal, replacements, or continuation of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;

(d)           the existence of any claim, set-off, defense (other than the defense that the Guarantied Obligations have been paid in full), or other right that any Guarantor may have at any time against any Person, including Agent or any other member of the Lender Group;

(e)           any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;

(f)           any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group including any defense based upon an impairment or elimination of such Guarantor's rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Guarantor or any other guarantors or sureties;

(g)           any change, restructuring, or termination of the corporate, limited liability company, partnership or other relevant structure or existence of any Guarantor; or

(h)           any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor or surety.

18.9.        Waivers.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require Agent or any other member of the Lender Group to (A) proceed against any other Guarantor or any other Person, (B) proceed against or exhaust any security held from any other Guarantor or any other Person, or (C) [reserved], or (D) pursue any other remedy in any member of the Lender Group's power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Guarantor or any other Person, other than payment of the Guarantied Obligations to the extent of such payment, based on or arising out of the disability of any Guarantor or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guarantor other than payment of the Obligations to the extent of such payment.

(b)           To the fullest extent permitted by applicable law, each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations. Each of the Guarantors waives notice of any Default or Event of Default under any of the Loan Documents. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Guarantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that neither Agent nor any of the other members of the Lender Group shall have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

(c)           To the fullest extent permitted by applicable law, each Guarantor hereby waives: (A) any right to assert against Agent or any member of the Lender Group, any defense (legal or equitable) (other than the defense that all of the Guarantied Obligations have been paid in full), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against Borrower or any other party liable to Agent or any member of the Lender Group, (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor, (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by Agent or any member of the Lender Group including any defense based upon an impairment or elimination of such Guarantor's rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against Borrower or other guarantors or sureties, and (D) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder.

(d)           No Guarantor will exercise any rights that it may now or hereafter acquire against any Guarantor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any other member of the Lender Group against any Guarantor or any other guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Guarantor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group, and shall forthwith be paid to Agent to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Guarantor (the "Foreclosed Guarantor"), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Guarantor whether pursuant to this Agreement or otherwise.

19.	SUBORDINATION AGREEMENT.

This Agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement, to the Senior Credit Agreement Obligations and to any Indebtedness refinancing Senior Credit Agreement Obligations; and each Lender, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:

COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Financial Officer

GUARANTORS:

SOLACOM TECHNOLOGIES (US), INC., a Delaware corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Financial Officer and Treasurer

NG-911, INC., an Iowa corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Financial Officer and Treasurer

TELECOMMUNICATIONS SYSTEMS, INC., a Maryland corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Assistant Secretary

COMTECH SYSTEMS INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Assistant Secretary

[Signature Page to Subordinated Credit Agreement]

MICRODATA, LLC, a Maryland limited liability company

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

NEXTGEN COMMUNICATIONS INC., a Maryland corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

NEXTGEN COMMUNICATIONS INC., a Virginia corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

COMTECH NEXTGEN LLC, a Delaware limited liability company

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Assistant Secretary

COMTECH MOBILE DATACOM LLC, a Delaware limited liability company

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Assistant Secretary

[Signature Page to Subordinated Credit Agreement]

COMTECH TACTICAL EUROPE LLC, a Delaware limited liability company

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Financial Officer and Treasurer

MICRODATA GIS, INC., a Vermont corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

MAPLE ACQUISITION LLC, a Maryland limited liability company

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

OLIVE ACQUISITION LLC, a Maryland limited liability company

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

ANGELS ACQUISITION CORP., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

COMTECH AEROASTRO, INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

[Signature Page to Subordinated Credit Agreement]

COMTECH ANTENNA SYSTEMS, INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

COMTECH COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

COMTECH COMSTREAM, INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

COMTECH TOLT TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

TIERNAN RADYNE COMSTREAM, INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

[Signature Page to Subordinated Credit Agreement]

NETWORKS IN MOTION, INC., a Delaware corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

SOLVERN INNOVATIONS, INC., a Maryland corporation

By:	/s/ Nancy M. Stallone
Name:	Nancy M. Stallone
Title:	Vice President and Assistant Secretary

COMTECH SATELLITE NETWORK TECHNOLOGIES CORP., a Canadian federal corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Accounting Officer

COMTECH SOLACOM TECHNOLOGIES, INC., a Canadian federal corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Accounting Officer and Assistant Secretary

COMTECH UK HOLDINGS LIMITED, a United Kingdom Limited Corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Director

[Signature Page to Subordinated Credit Agreement]

CGC TECHNOLOGY LIMITED, a United Kingdom Limited Corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Director

[Signature Page to Subordinated Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Agent

By:	/s/ James A. Hanley
Name:	James A. Hanley
Title:	Senior Vice President

[Signature Page to Subordinated Credit Agreement]

MAGNETAR ALPHA STAR FUND LLC, as Lender

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

MAGNETAR LAKE CREDIT FUND LLC, as Lender

By: Magnetar Financial LLC, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

MAGNETAR LONGHORN FUND LP, as Lender

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

MAGNETAR CAPITAL FUND II LP, as Lender

By: Magnetar Financial LLC, its general partner

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

[Signature Page to Subordinated Credit Agreement]

MAGNETAR STRUCTURED CREDIT FUND, LP, as Lender

By: Magnetar Financial LLC, its general partner

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

PURPOSE ALTERNATIVE CREDIT FUND - F LLC, as Lender

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

PURPOSE ALTERNATIVE CREDIT FUND - T LLC, as Lender

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

[Signature Page to Subordinated Credit Agreement]

WHITE HAT STRATEGIC PARTNERS II LP, as Lender

By: White Hat SP GP II LLC, its General Partner

By:	/s/ Mark Quinlan
Name:	Mark Quinlan
Title:	Managing Member

[Signature Page to Subordinated Credit Agreement]